Exhibit 10.16

Execution Copy

__________________________________________

DIGITAL CINEMA DESTINATIONS CORP.,

THE SUBSIDIARY BORROWERS PARTY HERETO

and

NORTHLIGHT TRUST I

LOAN AGREEMENT

dated as of September 28, 2012
__________________________________________

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		1
1.1	Certain Definitions.	1
1.2	Other Definitions; Rules of Construction.	11
1.3	Accounting Terms and Determinations.	11
ARTICLE 2. THE COMMITMENT AND THE LOAN		12
2.1	Commitment of the Lender.	12
2.2	Disbursement of Loan.	12
2.3	Fees.	13
2.4	Conditions of Disbursement.	13
2.5	Security and Collateral.	15
2.6	Joint and Several Obligations.	15
ARTICLE 3. PAYMENTS AND PREPAYMENTS OF LOAN		16
3.1	Principal Payments and Prepayments.	16
3.2	Interest Payments.	18
3.3	Payment Method.	18
3.4	No Setoff or Deduction.	18
3.5	Payment on Non-Business Day; Payment Computations.	19
ARTICLE 4. REPRESENTATIONS AND WARRANTIES		19
4.1	Existence and Power.	19
4.2	Authority.	19
4.3	Binding Effect.	19
4.4	Capitalization and Subsidiaries.	19
4.5	Litigation.	20
4.6	Financial Condition.	20
4.7	Use of Proceeds.	20
4.8	Consents, Etc.	20
4.9	Taxes.	20
4.10	Title to Properties.	20
4.11	ERISA.	20
4.12	Disclosure.	21
4.13	Environmental Matters.	21
4.14	No Default.	21
4.15	No Burdensome Restrictions.	21
4.16	Labor Matters.	22
4.17	Solvency.	22
4.18	Not an Investment Company; Other Regulations.	22
4.19	Intellectual Property.	22
4.20	Patriot Act, Etc.	23
4.21	Lisbon Acquisition.	23
4.22	Real Estate.	23
4.23	Leases.	24
4.24	Brokers.	24
ARTICLE 5. COVENANTS		24
5.1	Affirmative Covenants.	24
5.2	Negative Covenants.	28
ARTICLE 6. DEFAULT		32
6.1	Events of Default.	32
6.2	Remedies.	34

ARTICLE 7. MISCELLANEOUS		34
7.1	Amendments; Consents and Waivers; Authentication.	34
7.2	Notices.	35
7.3	No Waiver By Conduct; Remedies Cumulative.	35
7.4	Reliance on and Survival of Various Provisions.	35
7.5	Expenses; Indemnification.	35
7.6	Successors and Assigns.	36
7.7	Counterparts.	37
7.8	Governing Law; Jurisdiction, Etc.	37
7.9	Table of Contents and Headings.	38
7.10	Construction of Certain Provisions.	38
7.11	Integration and Severability.	38
7.12	Independence of Covenants.	38
7.13	Interest Rate Limitation.	38
7.14	Nonliability of Lender.	38
7.15	Waiver of Jury Trial.	39
7.16	USA PATRIOT Act.	39

ii

THIS LOAN AGREEMENT, dated as of September 28, 2012 (this "Agreement"), is by and among DIGITAL CINEMA DESTINATIONS CORP., a Delaware corporation (the "Company"), each Subsidiary Borrower (as defined below) party hereto from time to time and NORTHLIGHT TRUST I, a Delaware statutory trust (the "Lender").

In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

1.1           Certain Definitions. As used herein the following terms shall have the following respective meanings:

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Borrower (i) acquires any going business or all, substantially all or any substantial portion of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interest of any Person.

"Affiliate", when used with respect to any Person, means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.  For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  Without limiting the foregoing definition of Affiliate, any Person shall be deemed to control another Person if the controlling Person owns or controls, directly or indirectly, 5% or more of any class of Voting Stock of the controlled Person.

"Board of Directors" means: (a) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (b) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (c) with respect to a partnership, the board of directors of the general partner of the partnership; and (d) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

“Borrowers” means the Company and each Subsidiary Borrower.

"Business Day" means a day (i) other than a Saturday, Sunday or other day on which banking institutions are authorized to close by law in the States of New York or California, and (ii) in addition to the foregoing requirements, on which banks in London, England settle payments.

"Capital Lease" of any Person means any lease which, in accordance with GAAP, is or should be capitalized on the books of such Person.

"Change of Control" shall be deemed to have occurred if (a)  any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than A. Dale Mayo, acquires ownership, directly or indirectly, beneficially or of record, of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, (b) the Company shall fail to own and control at least 100% of the Equity Interest of any Subsidiary Borrower, or (c) a period of 15 consecutive days shall have elapsed during which A. Dale Mayo shall have ceased to hold executive office with the Company at least equal in seniority and responsibility to his office on the Closing Date, unless he has been replaced by another individual or individuals satisfactory to the Lender.

"Closing Date" means the date on which the conditions precedent set forth in Section 2.4 shall have been satisfied (or waived) and the Loan is made under this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

"Collateral" means (a) all present and future accounts, inventory, general intangibles, chattel paper, instruments, investment property, documents, commercial tort claims, equipment, fixtures (as those terms are defined in the UCC) and all other personal property and all real property of each Subsidiary Borrower, including without limitation, all Theater Collateral and all Digital Cinema Equipment, (b) an assignment of all rights of any Borrower in and to any virtual print fee payments associated with the exhibition of films and all rights of any Borrower in any digital advertising revenues, including without limitation an assignment of all payments under the Deployment Agreement and the Network Affiliate Agreement, and an assignment of all deposit accounts of any Borrower into which any such payments are deposited, and (c) all Equity Interests of each Subsidiary Borrower owned by the Company.

"Collateral Documents" means each security agreement, pledge agreement, mortgage, assignment, account control agreement and other collateral documents (including, without limitation, the Landlord Waiver and Estoppel Agreements) entered into by any Borrower for the benefit of the Lender pursuant to this Agreement or otherwise entered into by any Person from time to time to secure the Secured Obligations, in each case in form and substance acceptable to the Lender and as amended or modified from time to time.

"Commitment" means the commitment of the Lender to make the Loan to the Borrowers pursuant to Section 2.1 in an amount not exceeding $10,000,000 in aggregate principal amount outstanding at any time.

“Company” is defined in the first paragraph of this Agreement.

"Consolidated" or “consolidated” means, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP.

“Consolidated Capital Expenditures” means, with reference to any period, all expenditures of the Company and its Subsidiaries which, in accordance with GAAP, would be required to be capitalized, all as determined for the Company and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

"Consolidated Current Assets" of any Person, means all amounts that would, in conformity with GAAP, be classified on a consolidated balance sheet of such Person and its Subsidiaries as current assets.

"Consolidated Current Liabilities" of any Person at any date, means (a) all Indebtedness of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Indebtedness renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date) and (b) all other items (including, without limitation, taxes accrued as estimated and trade payables otherwise excluded from Indebtedness in subsection (b) of the definition thereof) that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person.

"Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in calculating Consolidated Net Income for such period, the sum of (a) Consolidated Interest Expense for such period, (b) the sum of federal, state, local and foreign income taxes paid in cash during such period, (c) the amount of depreciation and amortization expense deducted in determining Consolidated Net Income, (d) any extraordinary items reducing Consolidated Net Income for such period, (e) any non-cash items reducing Consolidated Net Income for such period, (f) expenses for such period incurred in connection with acquisition of theaters, and (g) expenses for such period related to stock based compensation, minus (i) any extraordinary items increasing Consolidated Net Income for such period and (ii) any non-cash items increasing Consolidated Net Income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis for such period.

"Consolidated Fixed Charge Coverage Ratio" means, with reference to any period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Consolidated Capital Expenditures for such period (excluding Consolidated Capital Expenditures relating to acquisition of new theaters, screen additions at the Theaters, addition of new digital cinema equipment and maintenance capital expenditures not to exceed an average of $3,000 per screen per fiscal year) to (b) the sum of (i) Consolidated Interest Expense (excluding PIK Interest) plus (ii) tax expenses paid in cash for such period, (iii) scheduled debt amortization payments (excluding any required Excess Cash Flow payments) or redemptions on Consolidated Total Debt for such period, (iv) Consolidated Rental Expense for such period (without duplication of items included in Consolidated Interest Expense), and (v) Restricted Payments paid in cash during such period, all calculated for the Company and its Subsidiaries on a consolidated basis for such period.

"Consolidated Interest Expense" means, with reference to any period, the cash interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period.

"Consolidated Leverage Ratio" means, as of any date, the ratio of (a) Consolidated Total Debt, as of such date, minus the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of the Company and its Subsidiaries as of such date, to (b) Consolidated EBITDA for the four consecutive fiscal quarters then ending as of such date, calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

"Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period.

"Consolidated Rental Expense" means, with reference to any period, the amounts payable under any operating leases and Capital Leases (excluding any amounts which are accounted for as expenses on the Company’s consolidated income statement), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

"Consolidated Total Debt" at any date of determination, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such date, determined on a consolidated basis in accordance with GAAP.

"Consolidated Unfunded Capital Expenditures" means, with reference to any period, the Consolidated Capital Expenditures for such period that are not specifically funded by common equity contributed to the Company subsequent to the Closing Date or purchase money or other financing or lease transactions permitted hereunder.

"Consolidated Working Capital" means, at any date, the difference between (a) the Consolidated Current Assets of the Company and its Subsidiaries on such date and (b) the Consolidated Current Liabilities of the Company and its Subsidiaries on such date.

"Contingent Liabilities" means as to any Person, any obligation of such Person guaranteeing or intended to guarantee any indebtedness, obligations and liabilities ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligator, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided however, that the term Contingent Liabilities shall not include endorsements of instruments for deposit or collection in the ordinary course of business;  The amount of any Contingent Liability shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Liability is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the maximum principal amount for which such Person is responsible under the contract establishing the Contingent Liability (for example, a contractual limit under a guarantee agreement).

"Contractual Obligation" means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Default" means any event or condition which might become an Event of Default with notice or lapse of time or both.

"Default Rate" means, a rate per annum that is equal to the sum of 4.0% plus the interest rate otherwise applicable to the Loan.

“Deployment Agreement” means that certain Master Digital Cinema and Administrative Agreement dated as of January 28, 2011 between Access Digital Cinema Phase 2, Corp. (“CIDM”) and the Company, as amended, modified, supplemented or replaced from time to time.

"Digital Cinema Equipment" means digital projectors and related equipment and software used primarily for digital cinema exhibition located in the Theaters.

"Disqualified Stock" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part prior to a date one year after the Maturity Date.

"Dollars" and "$" means the lawful money of the U.S.

"Early Termination Fee" is defined in Section 2.3(b).

"Environmental Laws" at any date means all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the U.S. or any foreign government or by any state, province, municipality or other political subdivision thereof or therein, or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

"ERISA Affiliate" means, with respect to any Person which, together with such Person or any Subsidiary of such Person, would be treated as a single employer under Section 414 of the Code and the regulations promulgated thereunder.

"Equity Interests" any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"Event of Default" means any of the events or conditions described in Section 6.1.

“Event of Loss” means, with respect to any assets, any of the following: (a) any loss, destruction or damage of such assets; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such assets or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such assets, or confiscation of such assets or the requisition of the use of such assets.

“Excess Cash Flow” means, for any period, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated EBITDA for such period, and (ii) decreases in Consolidated Working Capital for such period (excluding decreases in Consolidated Working Capital resulting from the write down of current assets or increases in reserves in accordance with GAAP), minus (b) to the extent not deducted from revenues in determining Consolidated EBITDA for such period, the sum, without duplication, of (i) the aggregate amount actually paid by the Borrowers and their respective Subsidiaries in cash during such period on account of Consolidated Unfunded Capital Expenditures, (ii) the aggregate amount of all cash payments of interest and all scheduled payments of principal on Consolidated Total Debt during such period (excluding all PIK Interest and any Excess Cash Flow payments required hereunder or thereunder), (iii) all cash tax expense paid by the Borrowers and their respective Subsidiaries during such period, (iv) increases in Consolidated Working Capital for such period (excluding increases in Consolidated Working Capital resulting from the write up of current assets or decreases in reserves in accordance with GAAP), all calculated for the Company and its Subsidiaries; provided, that, the calculation of “Excess Cash Flow” shall be subject to certain cash balances that the Borrowers will be permitted to maintain at all times to provide for working capital, as mutually agreed from time to time between the Company and the Lender.

“Fluctuating LIBOR Rate” means the greater of (i) 2.50% or (ii) the rate per annum equal to the British Banker’s Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) for deposits in US Dollars for a term of one month commencing on the date of determination, as determined by the Lender.  The Fluctuating LIBOR Rate shall be determined on the Closing Date and shall be reset on the first Business Day of each month thereafter by the Lender based on the Fluctuating LIBOR Rate in effect on each date of determination.  Any adjustment in the interest rate resulting from a change in the Fluctuating LIBOR Rate shall become effective as of the opening of business on the date of determination.  Lender shall not be required to notify Borrowers of any adjustment in the Fluctuating LIBOR Rate; however, Borrowers may request a quote of the prevailing Fluctuating LIBOR Rate) on any Business Day.  If the Lender determines on any day that quotations of interest rates for the relevant deposits referred to above are not being provided for purposes of determining the interest rate on the Loan on any applicable day, then and thereafter until the Lender determines that quotations of interest rates for the relevant deposits are being provided, "Fluctuating LIBOR Rate" will mean the Prime Rate.

"GAAP" means generally accepted accounting principles in the U.S. as in effect from time to time, applied on a basis consistent with the most recent reviewed consolidated financial statements of the Company and its Subsidiaries delivered to the Lender.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Hazardous Materials" means any material or substance: (1) which is or becomes defined as a hazardous substance, pollutant, or contaminant, pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") (42 USC §9601 et. seq.) as amended and regulations promulgated under it; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is or becomes defined as hazardous waste pursuant to the Resource Conservation and Recovery Act ("RCRA") (42 USC e6901 et. seq.) as amended and regulations promulgated under it; (4) containing polychlorinated biphenyls (PCBs); (5) containing asbestos; (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law; (8) which is or becomes defined or identified as a hazardous waste, hazardous substance, hazardous or toxic chemical, pollutant, contaminant, or biologically Hazardous Material under any Environmental Law.

"Indebtedness" of any Person means, as of any date, (a) all obligations of such Person for borrowed money or similar obligations, (b) all obligations of such Person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such Person whether or not the obligation secured thereby shall have been assumed by such Person (to the extent of such Lien if such obligation is not assumed), (d) all obligations of such Person for the unpaid purchase price for goods, property or services acquired by such Person, except for trade accounts payable arising in the ordinary  course of business that are not past due, (e) all obligations of such Person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all liabilities of such Person in respect of Unfunded Benefit Liabilities under any Plan of such Person or of any ERISA Affiliate, (g) all obligations of such Person in respect of any Rate Management Transactions or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such Person upon termination for any reason on the date of determination), (h) all reimbursement and similar obligations under outstanding letters of credit, bankers acceptances or similar instruments in respect of drafts or other claims which may be presented or have been presented and have not yet been paid, (i) the aggregate outstanding amount of all Off Balance Sheet Liabilities, based on the aggregate outstanding amount as if such transaction were structured as a secured loan and an on balance sheet financing, whether or not shown as a liability on a consolidated balance sheet of the Company and its Subsidiaries, and (j) all Contingent Liabilities, based on the maximum amount that may be payable thereunder, of such Person with respect to or relating to Indebtedness of others similar in character to those described in clauses (a) through (i) of this definition.

“Insurance Requirements” all material terms of any insurance policy required pursuant to this Agreement or any Collateral Document and all material regulations and then current standards applicable to or affecting any Real Estate Asset or any part thereof or any use or condition thereof that may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over any Real Estate, or any other body exercising similar functions.

"Interest Payment Date" means the last day of each month, commencing October 31, 2012.

"Landlord Waiver and Estoppel Agreement" means each agreement (each of which shall be in form and substance satisfactory to the Lender) among the Lender, the applicable Borrower and any third party (including without limitation any landlord, bailee, processor, consignee or customs broker) in possession or control of any Collateral or that is the owner of the real property on which any Collateral is located, as each such agreement may be amended, restated, or otherwise modified from time to time.

"Lien" means any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

"Lisbon Acquisition" means the Acquisition by DC Lisbon Cinema, LLC of a 12 screen theater in Lisbon, Connecticut.

“Lisbon Acquisition Documents” means the Lisbon Purchase Agreement and all agreements, documents and instruments executed in connection therewith at any time.

“Lisbon Purchase Agreement” shall mean that certain Asset Purchase Agreement dated July 9, 2012 among Lisbon Theaters, Inc., as seller, and DC Lisbon Cinema, LLC, as buyer, as amended or modified from time to time.

"Loan" means the loan made pursuant to Section 2.1.

"Loan Documents" means, collectively, this Agreement, the Note, the Collateral Documents, the Patriot Act Certificate, the Perfection Certificate and all other agreements, instruments and documents executed pursuant thereto at any time.

"Material Adverse Effect" a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of any Borrower, individually, or the Borrowers and their respective Subsidiaries taken as a whole, (b) the validity or enforceability of any Loan Document, (c) the perfection or priority of any Lien purported to be created by any Collateral Document, (d) the rights or remedies of the Lender under any Loan Document, or (e) the ability of any Borrower to perform any of their material obligations under any Loan Document to which it is a party.

"Maturity Date" means the earlier of (a) the date which is five years after the Closing Date, and (b) the date the Loan is accelerated under Section 6.2(a).

"Multiemployer Plan" means any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Net Cash Proceeds” means, without duplication (a) in connection with any sale or other disposition of any asset or any settlement by, or receipt of payment in respect of, any property insurance claim or condemnation award, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such sale, settlement or payment, net of reasonable and documented transaction costs including attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale, insurance claim or condemnation award (other than any Lien in favor of the Lender) and other customary fees actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof and (b) in connection with any issuance or sale of any equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of investment banking fees, reasonable and documented attorneys’ fees, accountants’ fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith.

“Network Affiliate Agreement” means that certain Network Affiliate Agreement dated as of March 14, 2011 between National CineMedia, LLC and the Company, as amended, modified, supplemented or replaced from time to time.

"Note" means any promissory note of the Borrowers evidencing the Loan, in form and substance satisfactory to the Lender, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

"Obligations" the unpaid principal of and interest on (including, interest accruing after the maturity of the Loan and interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) the Loan and all other obligations and liabilities of any Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Lender that are required to be paid by any Borrower pursuant to any other Loan Document) or otherwise.

"OFAC" is defined in Section 5.1(b).

"Off-Balance Sheet Liability" of a Person means (i) any liability of such Person with respect to accounts or notes receivable sold by such Person or other asset securitization, (ii) any liability under any sale and leaseback transaction which is not a Capital Lease, (iii) any liability under any so-called "synthetic lease" or "tax ownership operating lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing (as reasonably determined by the Lender) but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) operating leases.

"Owner" means with respect to any Borrower, each Person having legal or beneficial title to an ownership interest in such Borrower, or a right to acquire such an interest.

"Pass-Through Tax Liabilities" means the amount of state and federal income tax required to be paid by Borrowers' Owners on taxable income earned by Borrowers and attributable to the Owners as a result of Borrowers' "pass-through" tax status, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to the Owners from or through Borrowers.

"Patriot Act" means the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)).

"Patriot Act Certificate" means a USA Patriot Act Certificate signed by each Borrower in form and substance satisfactory to the Lender.

"PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means each perfection certificate executed and delivered by any Borrower for the benefit of the Lender pursuant to this Agreement.

"Permitted Liens" means Liens permitted by Section 5.2(e) hereof.

"Person" shall include an individual, a corporation, an association, a partnership, a trust or  estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

"PIK Interest" is defined in Section 3.2.

"Plan" means, with respect to any Person, any pension plan (including a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such Person, any Subsidiary of such Person or any ERISA Affiliate, or by any other Person if such Person, any Subsidiary of such Person or any ERISA Affiliate could have liability with respect to such pension plan.

"Prime Rate" means the rate publicly announced by JPMorgan Chase Bank, N.A. as its “prime rate”, based on its consideration of economic, money market, business and competitive factors, and it is not necessarily its most favored rate. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby based upon the Prime Rate shall change automatically without notice to the Borrowers immediately with each change in the Prime Rate.

“pro forma,” “pro forma basis,” pro forma effect” or words of a similar effect mean, with respect to any determination for any period for which financial statements are required to be delivered hereunder or any transaction permitted hereunder, that such determination shall be made by giving pro forma effect to each such transaction, as if each such transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions made in good faith that are specified in detail in the relevant compliance certificate, financial statement or other document provided to the Lender in connection herewith.

"Prohibited Transaction" means any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

"Rate Management Transaction" means any transaction (including an agreement with respect thereto) which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Subsidiary Borrower in any real property.

"Reportable Event" means a reportable event as described in Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

"Requirement of Law" means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property to which such Person or any of its property is subject.

"Restricted Payment" means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Borrower, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest in the any Borrower or any option, warrant or other right to acquire any such Equity Interests in any Borrower or (iii) management fees, agency fees or similar fees payable by any Borrower to any of its Affiliates.

"Sale” means the sale, lease, conveyance or other disposition of any assets, other than an Event of Loss.

"Secured Obligations" means (a) the Obligations, and (b) all other indebtedness, obligations and liabilities of any kind of any Borrower to the Lender or any of the Lender's Affiliates, in all cases whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor and all interest accruing during any insolvency proceedings of any kind, whether or not an allowed claim).

“Special Management Interest” means certain rights granted to the Lender in the Operating Agreement of each Subsidiary Borrower to take certain actions upon the occurrence of an Event of Default.

"Subsidiary" of any Person means any other Person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof.  Unless otherwise specified, reference to "Subsidiary" means a Subsidiary of any Borrower.

“Subsidiary Borrower” means each Subsidiary of the Company party to this Agreement.

"Tax Distributions" means all dividends, payments or other distributions in respect of any class of any Borrowers' Equity Interest made solely to pay Pass-Through Tax Liabilities as and when due.

“Theaters” means the eight movie theaters currently operated by the Borrowers (specifically, the Rialto 6 in Westfield, New Jersey, the Cranford 5 in Cranford, New Jersey, the Bloomfield 8 in Bloomfield Connecticut, the Bloomsburg 11 in Bloomsburg, Connecticut, the Camp Hill 12 in Camp Hill, Pennsylvania, the Reading 10 in Reading, Pennsylvania, the Selingsgrove 12 in Selingsgrove, Pennsylvania and the Williamsport 9 in Williamsport, Pennsylvania) and the theater in Lisbon, Connecticut being acquired as part of the Lisbon Acquisition on the Closing Date.

“Theater Collateral” means collateral assignments and/or leasehold mortgages on the leasehold interests in each of the Theaters and all of the furniture and fixtures and equipment (including all Digital Cinema Equipment) located in each of the Theaters.

"UCC" means the Uniform Commercial Code in effect in New York.

"Unfunded Benefit Liabilities" means, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with Section 4001(a)(18) of ERISA.

"U.S." means the United States of America (excluding any territories of the United States of America).

"Voting Stock" of a Person means all classes of Equity Interest of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

1.2           Other Definitions; Rules of Construction.  As used herein, the terms "Lender" and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement.  Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly.  Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

1.3           Accounting Terms and Determinations.

(a)           Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall (unless otherwise disclosed to the Lender in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with GAAP provided that, (i) if the Borrowers notify the Lender that they wish to amend any covenant in Article 5 to eliminate the effect of any change in GAAP (or if the Lender notifies the Borrowers that the Lender wishes to amend Article 5 for such purpose), then the Borrowers' compliance with such covenants shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective until either such notice is withdrawn or such covenant or any such defined term is amended in a manner satisfactory to the Borrowers and the Lender, and (ii) Lender acknowledges that calculations of the financial covenants on a pro forma basis are not done in accordance with GAAP.  For purposes of calculating the financial covenants in Sections 5.2(a) and (b) of this Agreement, any Acquisition or any sale or other disposition outside the ordinary course of business by the Company or any of the Subsidiaries of any asset or group of related assets in one or a series of related transactions, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis reasonably acceptable to the Lender.  Except as otherwise expressly provided herein, all references to a time of day shall be references to eastern time.

(b)           Each Borrower shall deliver to the Lender at the same time as the delivery of any annual or quarterly financial statement under Section 5.1(d) hereof (i) a description in reasonable detail of any material variation between the application or other modification of accounting principles employed in the preparation of such statement and the application or other modification of accounting principles employed in the preparation of the immediately prior annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) if requested by the Lender, reasonable estimates of the difference between such statements arising as a consequence thereof.

(c)           To enable the ready and consistent determination of compliance with the covenants set forth in Section 5.2 hereof, the Borrowers will not change the last day of their fiscal year from June 30, or the last days of the first three fiscal quarters in each of its fiscal years from September 30, December 31 and March 31 of each year.

(d)           The Borrowers agree to take all necessary action, including without limitation any necessary acknowledgments or consents from their auditors as may be required under applicable law, to ensure that the Lender may rely on the audited financial statements of the Borrowers, including the audited financial statements delivered to the Lender before and after the Closing Date.

ARTICLE 2.
THE COMMITMENT AND THE LOAN

2.1           Commitment of the Lender.  (a) Commitment.  The Lender agrees, subject to the terms and conditions of this Agreement, to make the Loan as described in Section 2.1(b) to the Borrowers on the Closing Date not to exceed an aggregate principal amount at any time outstanding equal to the Commitment.  Amounts repaid in respect of Loan may not be reborrowed.

(b)           Loan.  Subject to the terms and conditions of this Agreement (including all conditions precedent in Section 2.4), Lender agrees to disburse a Loan to the Borrowers on the Closing Date in the principal amount not to exceed $10,000,000, proceeds of which shall be used by the Borrowers for the following: (i) $3,300,000 to satisfy obligations related to the purchase of Digital Cinema Equipment for placement in 48 theater screens at the Theaters, (ii) $6,000,000 (plus any closing adjustments and related costs and expenses) to finance the Lisbon Acquisition, (iii) to pay costs and expenses related to this Agreement and the Loan, and (iv) with the balance, if any, allocated to working capital.

2.2           Disbursement of Loan.  Subject to the terms and conditions of this Agreement, the proceeds of the Loan shall be made available by the Lender to the Borrowers (a) with respect to proceeds related to the Lisbon Acquisition, by forwarding the proceeds to the escrow agent for the Lisbon Acquisition, (b) with respect to proceeds related to the purchase of the Digital Cinema Equipment, by direct payment to Barco N.V. of all amounts owing related to such equipment, (c) with respect to proceeds used for payment of any fees and expenses owing pursuant to Sections 2.3(a) and (c), directly to the party owed such fees and expenses, and (d) with respect to any excess proceeds, pursuant to wire instructions provided by the Borrowers.  The Loan shall be evidenced by the Note and shall be due and payable and bear interest as provided in Article 3.  The Lender is hereby authorized by the Borrowers to record on its books and records, the date and amount of the Loan, the amount of each payment or prepayment of principal thereon, and the other information provided for on such books and records, which books and records, shall constitute prima facie evidence of the information so recorded; provided, however, that failure of the Lender to record, or any error in recording, any such information shall not relieve the Borrowers of their obligation to repay the outstanding principal amount of the Loan, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Note and this Agreement.

2.3           Fees.  (a) Origination Fee.  The Borrowers agree to pay to the Lender an origination fee in an aggregate amount equal to $200,000.  The entire origination fee shall be deemed fully earned by the Lender and shall be due and payable in full on the Closing Date.

(b)           Early Termination Fee.  If the Loan is prepaid in full prior to the Maturity Date (the date of such prepayment hereinafter referred to as the "Early Termination Date"), Borrowers shall pay to the Lender an early termination fee in an amount equal to (x) 4% of the Commitment if the Early Termination Date occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, (y) 2% of the Commitment if the Early Termination occurs after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, and (z) 0% if the Early Termination Date occurs on or after the third anniversary of the Closing Date.

(c)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender.  Fees paid shall not be refundable under any circumstances.

2.4           Conditions of Disbursement.  The obligation of the Lender to make the Loan hereunder is subject to receipt by the Lender of the documents and completion of the following matters, in form and substance satisfactory to the Lender:

(a)           Charter Documents.  Certificates of recent date of the appropriate authority or official of each Borrower's state of incorporation (listing all charter documents of such Borrower on file in that office if such listing is available) and certifying as to the good standing and corporate existence of each Borrower, together with copies of such charter documents and resolutions of such Borrower, certified as of a recent date by such authority or official and certified as true and correct as of the Closing Date by a duly authorized officer of such Borrower;

(b)           Incumbency Certificate.  Certificates of incumbency of each Borrower containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of such Borrower in connection with the Loan Documents and the consummation by such Borrower of the transactions contemplated hereby, certified as true and correct as of the Closing Date by a duly authorized officer of such Borrower;

(c)           Note.  The Note duly executed on behalf of each Borrower party thereto;

(d)           Due Diligence, Etc.  Completion of all business and legal due diligence satisfactory to the Lender, including without limitation the completion of all lien and litigation searches, background checks, the completion of all due diligence required by the Lender, review of the Lisbon Acquisition and the Lisbon Acquisition Documents, review of all material debt agreements and other material agreements and all other documents listed on any closing list delivered in connection with this agreement, all in form and substance satisfactory to the Lender;

(e)           Collateral Documents.  The Collateral Documents duly executed on behalf of each Borrower granting to the Lender a perfected security interest in the Collateral intended to be provided pursuant to Section 2.5, together with:

(i)
Recording, Filing, Etc.  Evidence of the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Lender may deem necessary or appropriate with respect to the Collateral Documents, including the filing of financing statements and similar documents which the Lender may deem necessary or appropriate to create, preserve or perfect the liens, security interests and other rights intended to be granted to the Lender, together with UCC record searches in such offices as the Lender may request;

(ii)	Owned Real Property. All surveys, title insurance, flood zone certifications and other documents reasonably requested by the Lender with respect to any real property owned by any Borrower;

(iii)
Leased Property and other Theater Collateral Locations.  A schedule setting forth all real property leased by the Borrowers and all other locations of any Theater Collateral of the Borrowers, together with copies of the related leases and other agreements (including any bailment agreements) relating to such other locations, and Landlord Waiver and Estoppel Agreements duly executed by all parties thereto with respect to each such location;

(iv)	Consents. Consent of CIDM to the assignment of the Deployment Agreement; and

(v)	Casualty and Other Insurance. Evidence that the casualty and other insurance required by the Loan Documents is in full force and effect.

(f)           Legal Opinions.  The favorable written opinion of counsel for the Borrowers in form acceptable to the Lender.

(g)           Lisbon Acquisition.  The closing of the Lisbon Acquisition shall take place concurrently with the making of the Loan on the Closing Date and in accordance with the Lisbon Acquisition Documents and applicable Requirements of Law;

(h)           Lisbon Acquisition Documents. The Lender shall have received a certified copy of the final executed Lisbon Acquisition Documents, each of which shall be in form and substance reasonably satisfactory to the Lender and its counsel;

(i)           Payoffs.  Evidence satisfactory to the Lender that all Indebtedness which is not permitted hereunder is paid in full simultaneously with the closing on the Closing Date, all Liens in connection therewith are released and lines of credit terminated and confirmation that the holder of such Indebtedness does not have any ongoing rights or ownership of any Equity Interests in any Borrower;

(j)           Invoices/Payoff Letters for Digital Cinema Equipment.  Copies of all outstanding vendor invoices and/or payoff letters for any unpaid amounts outstanding under any equipment loan agreement related to the purchase, installation or implementation of the Digital Cinema Equipment;

(k)           Fees.  Payment of the origination fee described in Section 2.3(a) and payment of all other costs, fees and expenses of Lender required to be paid by the Borrowers;

(l)           Patriot Act Certificate.  The Patriot Act Certificate duly executed by each Borrower and all other documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act;

(m)           Representations and Warranties.  The representations and warranties contained in Article 4 hereof and in the other Loan Documents shall be true and correct in all material respects;

(n)           No Default.  No Default shall exist; and

(o)           Miscellaneous. Such other certificates and documents, and the completion of such other matters, as the Lender may reasonably request.

The Lender and the Borrowers acknowledge and agree that certain matters shall be completed on a post-closing basis in accordance with the terms of a post-closing undertaking letter among the Borrowers and the Lenders entered into on the Closing Date.

2.5           Security and Collateral.  To secure the payment when due of the Secured Obligations, the Borrowers shall execute and deliver, or cause to be executed and delivered, to the Lender the Collateral Documents granting the following:

(a)           Security interests in, and liens on, all Collateral.

(b)           All other security and collateral described in the Collateral Documents.

The Borrowers shall promptly execute and deliver, or cause to be executed and delivered, all Collateral Documents and such other agreements, certificates and other documents, requested by the Lender from time to time to further evidence the grant of a perfected security interest in all Collateral.  Notwithstanding anything herein to the contrary, in the event the Deployment Agreement or the Network Affiliate Agreement at any time includes payment rights related to any theaters other than the Theaters, the Lender agrees to cooperate in good faith with the Borrowers or any financial institution financing any other theaters to modify or restate any Collateral Document to limit any assignment of payment rights under the Deployment Agreement or the Network Affiliate Agreement to the Theaters and/or enter into intercreditor agreements relating to such Collateral.

2.6           Joint and Several Obligations.

(a)           Each Borrower acknowledges and agrees that Lender is entering into this Agreement and providing the Commitment at the request of each Borrower and with the understanding that each Borrower is and shall remain fully liable, jointly and severally, for payment in full of the Loan provided to each Borrower.  Each Borrower further agrees that it is receiving or will receive a direct or indirect pecuniary benefit for the Loan made to the Borrowers pursuant to this Agreement or the Loan Documents.

(b)           Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of any Borrower exceed the maximum amount that (after giving effect to the incurrence of the obligations hereunder and to any rights to contribution or other rights of such Borrower from such other Borrower) would not render the rights to payment of Lender hereunder void, voidable or avoidable under any applicable fraudulent transfer law or conveyance law.

(c)           In the event that any obligation of any Borrower under this Agreement or any Loan Document is deemed to be an agreement by such Borrower to answer for the debt or default of another Borrower or as an accommodation, maker or hypothecation of property as security therefor, each Borrower represents and warrants that (i) no representation has been made to such Borrower as to the creditworthiness of such other Borrower, and (ii) such Borrower has established adequate means of obtaining from such other Borrower on a continuing basis, financial or other information pertaining to such other Borrower's financial condition.  Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by Lender of any additional security of another Borrower for the Obligations, or the alteration or release in any manner of any security of another Borrower now or hereafter held in connection with the Obligations, and consents that Lender and any other Borrower may deal with each other in connection with such Obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held.  Lender is hereby expressly given the right, at its option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured, and it shall not be necessary for Lender to proceed upon or against or exhaust any other security or remedy before proceeding to enforce its rights against such Borrower.

(d)           Each Borrower further agrees that it will not enforce any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Lender by any other Borrower with respect to any liability incurred by it hereunder or under any Loan Document, any payment made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all Obligations are paid in full in cash.  Any claim that any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of all Obligations and, in the event of any insolvency proceeding relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

ARTICLE 3.
PAYMENTS AND PREPAYMENTS OF LOAN

3.1           Principal Payments and Prepayments.  (a) The Borrowers shall make principal payments on the Loan in installments on the last day of each month, commencing on October 31, 2012, with the amount of each such principal installment to equal to (i) during the period from October 31, 2012 through and including September 30, 2013, $30,000 per month, and (ii) thereafter, 1.40% of the aggregate principal balance of the Loan outstanding on October 1, 2013, it being agreed that a final payment comprised of all principal and interest not sooner paid on the Loan shall be due and payable on the Maturity Date.

(b)           In addition to all other payments of the Loan required hereunder, as of September 30 of each year, commencing with September 30, 2013, the Borrowers shall prepay the Loan on the date that is five Business Days after the date on which the Company’s consolidated financial statements for the fiscal quarter ended September 30, are delivered pursuant to Section 5.1(d)(iii), in an amount equal to 25% of the Excess Cash Flow, if any, for the four consecutive fiscal quarters ended on September 30 of each year.  Each Excess Cash Flow prepayment shall be accompanied by a certificate signed by the chief financial officer of the Company certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to the Lender.

(c)           In addition to all other payments of the Loan required hereunder, the Borrowers shall prepay the Loan by an amount equal to 100% of the Net Cash Proceeds, payable on or before the fifth Business Day following receipt of such Net Cash Proceeds, from any Sale or Event of Loss of any assets (exclusive of the sale of inventory and scrap or obsolete material or equipment in the ordinary course of business upon customary credit terms), provided that:

(i)
With respect to Net Cash Proceeds from the Sale of any equipment, such Net Cash Proceeds may be used within 180 days following the date of such sale to purchase equipment of comparable or greater value and performing a similar function; provided that, any Net Cash Proceeds not used for such purpose with such 180 day period shall then be used to prepay the Secured Obligations by the amount thereof; provided, that, a Borrower may request an extension of such 180 day period from Lender, which request shall not be unreasonably denied so long as no Event of Default has occurred and is continuing, if replacement equipment is not available during such period or if delivery is delayed.

(ii)
With respect to Net Cash Proceeds from insurance paid with respect to any Event of Loss, such Net Cash Proceeds may be used to replace, rebuild or repair the assets for which such Net Cash Proceeds were paid, subject to the following condition: the Company delivers a certificate to Lender within 10 Business Days of the receipt of any Net Cash Proceeds from insurance due to such Event of Loss stating that such Net Cash Proceeds shall be used to replace, rebuild or repair such assets within 180 days following the date of such Event of Loss (which certificate shall set forth the estimates of the proceeds to be so expended and when they will be expended) and a Borrower or applicable Subsidiary shall commit to such replacement, rebuilding or repair within 180 days following the date of such Event of Loss; provided that, any Net Cash Proceeds not used for such purpose within 180 days after receipt shall then be used to prepay the Secured Obligations by the amount of such unused portion, and provided, further, that, a Borrower may request an extension of such 180 day period from Lender, which request shall not be unreasonably denied so long as no Event of Default has occurred and is continuing, if replacement assets are not available during such period or if delivery is delayed.

(d)           Except with respect to payments required pursuant to this Section 3.1, the Loan may not be prepaid, in whole or in part, prior to the first anniversary of the Closing Date.  The Borrowers may at any time after the first anniversary of the Closing Date, by written notice to the Lender elect to make an optional prepayment of the Loan in whole, but not in part.  Upon the giving of such notice, the aggregate principal amount of the Loan, together with all accrued interest and other amounts, including all amounts owing pursuant to Section 2.3(b), shall become due and payable on the specified prepayment date.

(e)           All mandatory prepayments of the Loan described in clauses (b) and (c) above shall be applied to principal installments due thereon in the inverse order of maturity.

3.2           Interest Payments.  The Borrowers shall, jointly and severally, pay interest to the Lender on the unpaid principal amount of the Loan for the period commencing on the date the Loan is made or other obligations incurred until the Loan or other obligation is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), as applicable, and thereafter on demand, at the rate per annum equal to the Fluctuating LIBOR Rate plus 10.50%; provided, that, in the event the Prime Rate is applicable under the circumstances described in the definition of "Fluctuating LIBOR Rate", the Loan shall bear interest at the Prime Rate plus 10.50%.  During the period from the Closing Date through the eighteen (18) month anniversary of the Closing Date and so long as no Event of Default has occurred and is continuing, all interest in excess of the amount of interest that would have been required to have been paid had interest accrued as set forth above at a rate per annum equal to ten percent (10%) shall be payable in kind on each Interest Payment Date (such excess interest, the "PIK Interest") and such PIK Interest shall without further action by any Person be added to the principal of the Loan and accrue interest thereon as additional principal under the Loan.  Notwithstanding the foregoing, at the option of the Borrowers, PIK Interest payable under this Section 3.2 may be paid in cash on any one or more Interest Payment Dates in lieu of increasing the principal amount of the Loan.

Notwithstanding the foregoing sentence, the Borrowers shall, jointly and severally, pay interest on demand by the Lender at the Default Rate on the outstanding principal amount of the Loan and any other amount payable by the Borrowers hereunder (other than interest) at any time on or after an Event of Default.

3.3           Payment Method.

(a)           All payments to be made by the Borrowers hereunder will be made to the Lender in Dollars and in immediately available, freely transferable, cleared funds not later than 1:00 p.m. at the office of the Lender specified in Section 7.2.  Payments received after 1:00 p.m. at the place for payment shall be deemed to be payments made prior to 1:00 p.m. at the place for payment on the next succeeding Business Day.

(b)           At the time of making each such payment, the Borrowers shall, subject to the other terms and conditions of this Agreement, specify to the Lender that Loan or other obligation of the Borrowers hereunder to which such payment is to be applied.  In the event that the Borrowers fail to so specify the relevant obligation or if an Event of Default shall have occurred and be continuing, the Lender may apply such payments as it may determine in its sole discretion.

3.4           No Setoff or Deduction.  All payments of principal of and interest on the Loan and other amounts payable by the Borrowers hereunder shall be made by the Borrowers without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of  whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.  If any such taxes, levies, imposts, duties, fees, assessments or other charges are imposed, the Borrowers will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loan and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, the Borrowers will furnish to the Lender certified copies of all tax receipts evidencing the payment of such amounts within 45 days after the date any such payment is due pursuant to applicable law. If any payment is made by the Borrowers pursuant to this Section 3.4 to or for the benefit of the Lender and the Lender thereafter obtains a credit against, or a relief for or repayment of any tax or other charge in respect of which such payment has been made, the Lender shall promptly refund such amount to the Borrowers.  If circumstances arise which result in an increase in the amount of any payment to be made to the Lender or for its account pursuant to this Section 3.4, then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrowers under this Section 3.4, the Lender shall, in consultation with the Borrowers and to the extent that it can do so without prejudice to its own position, take such reasonable steps as may be open to it to mitigate or avoid the effects of such circumstances; provided that the Lender shall be under no obligations to take any such action if, in the Lender's bona fide opinion, to do so may have an adverse effect upon its business, operations or  financial condition.

3.5           Payment on Non-Business Day; Payment Computations.  Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, the Loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day; provided, however, that if such next succeeding Business Day occurs in the following calendar month, then the due date shall be the immediately preceding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension.  Computations of interest, fees and other amounts due under this Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Lender that:

4.1           Existence and Power.  Each Borrower is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of incorporation or organization, as the case may be, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law except where the failure to do so would not have a Material Adverse Effect.  Each Borrower has all requisite power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver the Loan Documents and to engage in the transactions contemplated by the Loan Documents.

4.2           Authority.  The execution, delivery and performance by the Borrowers of the Loan Documents have been duly authorized by all necessary corporate, limited liability or partnership action and are not in material contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Borrowers' charter documents, or of any contract or undertaking to which any Borrower is a party or by which any Borrower or any of its property may be bound or affected and will not result in the imposition of any Lien on any of its property except for Permitted Liens.

4.3           Binding Effect.  The Loan Documents are the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms.

4.4           Capitalization and Subsidiaries.  Schedule 4.4 hereto sets forth (a) the type of entity of each Borrower and (b) each Subsidiary of each Borrower.  Each such Subsidiary and each corporation or limited liability company becoming a Subsidiary of any Borrower after the date hereof is and will be a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is and will be duly qualified to do business in each additional jurisdiction where such qualification is or may be necessary under applicable law.  Each Subsidiary of the Borrowers has and will have all requisite power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted.  All outstanding shares of Equity Interest of each class of each Subsidiary of any Borrower have been and will be validly issued and are and will be fully paid and nonassessable and are and will be owned, beneficially and of record, by one of the Borrowers or another Subsidiary of the Borrowers free and clear of any Liens.

4.5           Litigation.  There is no action, suit or proceeding pending or, to the best of each Borrower's knowledge, threatened against or affecting such Borrower, or any of its Subsidiaries before or by any court, governmental authority or arbitrator, which if adversely decided might have a Material Adverse Effect and, to the best of each Borrower's knowledge, there is no basis for any such action, suit or proceeding.

4.6           Financial Condition.  The consolidated financial statements of the Company and its Subsidiaries as of June 30, 2012 delivered to the Lender prior to the Closing Date fairly present the consolidated financial condition of the Company and its Subsidiaries in accordance with GAAP as of such dates.  There has been no event or development which has had or could reasonably be expected to have a Material Adverse Effect since June 30, 2012.  There is no material Contingent Liability of any Borrower that is not reflected in such financial statements or in the notes thereto.

4.7           Use of Proceeds.  The Borrowers will use the proceeds of the Loan for the purposes described in Section 2.1(a), and not for any other purpose.

4.8           Consents, Etc.  No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental Person or entity, including without limitation any creditor, lessor or stockholder of any Borrower, is required on the part of any Borrower in connection with the execution, delivery and performance of the Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of the Loan Documents.

4.9           Taxes.  The Borrowers have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof in accordance with GAAP.  No Borrower knows of any actual or proposed tax assessment or any basis therefor, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted to that Borrower.

4.10           Title to Properties.  Except as otherwise disclosed in the latest balance sheet delivered pursuant to Section 4.6 or 5.1(d) of this Agreement, each Borrower has a valid and indefeasible ownership interest in all of the properties and assets reflected in said balance sheet or subsequently acquired by the Borrowers.  All of such properties and assets are free and clear of any Lien, except for Permitted Liens.  The Collateral Documents grant a perfected security interest in all Collateral, and none of the Collateral is subject to any Lien other than Permitted Liens.  The Perfection Certificate attached hereto as Schedule 4.10 has been duly completed and executed and each Borrower ratifies and confirms that all information contained in such Perfection Certificate is complete and accurate. Digital Cinema Equipment has been installed at the 48 theater screens in the Theaters.  All machinery and equipment (including the Digital Cinema Equipment) located in any Theater is owned by the Subsidiary Borrower that operates such Theater and all such machinery and equipment owned by each Subsidiary Borrower and located in the Theater operated by such Subsidiary Borrower is adequate to operate such Theater.  The Company does not own any machinery or equipment (including Digital Cinema Equipment) located in any Theater.

4.11           ERISA.  The Borrowers, their Subsidiaries, their ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan.  No Prohibited Transaction and no Reportable Event has occurred with respect to any such Plan.  None of the Borrowers, any of their Subsidiaries or any of their ERISA Affiliates is an employer with respect to any Multiemployer Plan.  The Borrowers, their Subsidiaries and their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan.  The execution, delivery and performance of the Loan Documents does not constitute a Prohibited Transaction.  There is no material Unfunded Benefit Liability, with respect to any Plan of the Borrowers, their Subsidiaries or their ERISA Affiliates.

4.12           Disclosure.  No report or other information furnished in writing or on behalf of the Borrowers to the Lender in connection with the negotiation or administration of this Agreement contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.  Neither any Loan Documents nor any other document, certificate, or report or statement or other information furnished to the Lender by or on behalf of the Borrowers in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact in order to make the statements contained herein and therein not misleading in light of the circumstances in which they were made. There is no fact known to the Borrowers which has or which in the future may have (so far as the Borrowers can now foresee) a Material Adverse Effect which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Lender by or on behalf of the Borrowers in connection with the transactions contemplated hereby.

4.13           Environmental Matters.  The Borrowers and each of their Subsidiaries is in material compliance with all Environmental Laws in jurisdictions in which the Borrowers, or any such Subsidiary owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts or has accepted for transport any hazardous substances, solid wastes or other wastes or holds or has held any interest in real property or otherwise. No demand, claim, notice, action, administrative proceeding, investigation or inquiry whether brought by any governmental authority, private Person or entity or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or to the Borrowers' knowledge threatened against any Borrower, any real property in which the Borrowers or any such Subsidiary holds or has held an interest or any past or present operation of the Borrowers or any such Subsidiary.  Neither the Borrowers nor any of their Subsidiaries (a) is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment, (b) has received any notice of any Hazardous Materials in, or upon any of its properties in violation of any Environmental Laws, (c) knows of any basis for any such investigation, notice or violation, or (d) owns or operates, or has owned or operated, property which appears on the United States National Priority List or any other governmental listing which identifies sites for remedial clean-up or investigatory actions.  No release, threatened release or disposal of Hazardous Materials is occurring or has occurred on, under or to any real property in which any Borrower holds any interest or performs any of its operations, in violation of any Environmental Law.

4.14           No Default.  Neither the Borrowers nor any of their Subsidiaries is in default or has received any written notice of default under or with respect to any of its Contractual Obligations in any respect which could have a Material Adverse Effect. No Default or Event of Default under this Agreement has occurred and is continuing.

4.15           No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation applicable to the Borrowers or any Subsidiary could have a Material Adverse Effect on the financial condition or business of the Borrowers and their Subsidiaries taken as a whole.

4.16           Labor Matters.  There are no strikes or other labor disputes against the Borrowers or any Subsidiary pending or, to the knowledge of the Borrowers, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrowers and their Subsidiaries have not been in violation of the Fair Labor Standards Act, if applicable, or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrowers and each of their Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrowers and their Subsidiaries.

4.17           Solvency.

(a)           After giving effect to the transactions described herein and to the incurrence or assumption of any Indebtedness (including without limitation all dividends to be made, the Loan and all other obligations being incurred or assumed in connection herewith and therewith) (i) the fair value of the assets of the Borrowers and their respective Subsidiaries on a Consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrowers and their respective Subsidiaries on a Consolidated basis; (ii) the present fair saleable value of the property of the Borrowers and their respective Subsidiaries on a Consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrowers and their respective Subsidiaries on a Consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrowers and their respective Subsidiaries on a Consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrowers and their respective Subsidiaries on a Consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)           The Borrowers do not intend to, or to permit any of their Subsidiaries to, and does not believe that they or any of their Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

4.18           Not an Investment Company; Other Regulations.  No Borrower nor any of their Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.  No Borrower or any of their Subsidiaries is subject to any regulation under any federal or state statute or regulation (except those applicable to corporations generally) which limits its ability to incur Indebtedness.

4.19           Intellectual Property.  Each Borrower and each of their Subsidiaries own, or is licensed to use, all trademarks, tradenames, service marks, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property") except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Borrower know of any valid basis for any such claim, the use of such Intellectual Property by each Borrower and each of their Subsidiaries does not infringe on the rights of any Person, and, to the knowledge of the Borrowers, no Intellectual Property has been infringed, misappropriated or diluted by any other Person except for such claims, infringements, misappropriation and dilutions that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.20           Patriot Act, Etc.   To the extent applicable, each Borrower is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act.  No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.21           Lisbon Acquisition.

(a)           The Lisbon Acquisition complies in all material respects with all applicable Requirements of Law, and all necessary governmental, regulatory, shareholder and other material consents and approvals required for the consummation of the Lisbon Acquisition have been, or prior to the consummation thereof will be, duly obtained and in full force and effect.  At the time of consummation thereof, there shall not exist any judgment, order or injunction prohibiting or imposing material adverse conditions on the Lisbon Acquisition or any transaction contemplated hereby.  The Lisbon Acquisition will be consummated on the Closing Date in accordance with the terms of the Lisbon Acquisition Documents, without waiver of any of the material conditions thereof.

(b)           The consummation of the Lisbon Acquisition will not violate any statute or regulation of the United States or any other applicable jurisdiction, or any order, judgment or decree of any court or other Governmental Authority, or result in a breach of, or constitute a default under, any material agreement or indenture, or any order or decree, binding on any Borrower.

(c)           The representations and warranties in the Lisbon Acquisition Documents of any Borrower are true and correct in all material respects on the date of this Agreement, and there have been no material amendments to or waivers under the Lisbon Purchase Agreement which have not been delivered to Lender.

4.22            Real Estate.

(a)           As of the Closing Date, Schedule 4.22(a) sets forth a true, complete and correct list of all owned or leased Real Estate Assets used or occupied by any Subsidiary Borrower.

(b)           The Real Estate Assets and the current use thereof comply with (i) all applicable Requirements of Law (including building and zoning ordinances and codes), and (ii) all Insurance Requirements, in each case except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

(c)           Each Subsidiary Borrower has obtained all permits (including assembly permits), licenses, variances and certificates required by Requirements of Law to be obtained by such Person and necessary to the use and operation of its Real Estate Assets except to the extent that the failure to obtain such permits, licenses, variances and certificates could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  The use being made of all Real Estate Assets is in material conformity with the certificate of occupancy or such other permits, licenses, variances and certificates for such Real Estate Assets and any other reciprocal easement agreements, restrictions, covenants or conditions affecting such Real Estate Assets, in each case except as could not reasonably be expected to have a Material Adverse Effect.

(d)           Except for maintenance and repairs in the ordinary course of business, to Borrower’s best knowledge, as of the Closing Date, all Real Estate Assets being used for the conduct of the business of any Subsidiary Borrower are free from structural defects and all building systems contained therein are in good working order and condition, ordinary wear and tear excepted, suitable for the purposes for which they are currently being used, except as could not reasonably be expected to have a Material Adverse Effect.

4.23           Leases.

(a)           Except as could not reasonably be expected to have a Material Adverse Effect, each of the Subsidiary Borrowers has paid all such payments required to be made by it in respect of leasehold Real Estate Assets, and no landlord Lien (other than as constituting a Permitted Lien) has been filed, and to any Borrower’s knowledge no claim is being asserted, with respect to any such payments (in each case, other than any claim the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on Borrower’s books).

(b)           Except as could not reasonably be expected to have a Material Adverse Effect, to Borrower’s best knowledge, each of the leases listed on Schedule 4.22(a) is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms as of the Closing Date.  As of the Closing Date, there is not under any such lease any existing breach, default, event of default or event or condition that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by a Subsidiary Borrower, or, to Borrower’s best knowledge, by any other party to such lease that, in any such case, could reasonably be expected to result in the commencement of proceedings or actions to terminate such lease (other than any event or condition that is the subject of a good faith contest by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on Borrower’s books or that would not result in a Material Adverse Effect).

(c)           Except as could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, no party to any material lease has given any Subsidiary Borrower notice of or made a material claim with respect to any breach or default that has not now been cured (other than with respect to any event or condition that is the subject of a good faith contest by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on Borrower’s books).

(d)           Except as could not reasonably be expected to have a Material Adverse Effect, with respect to those leases that, as of the Closing Date, were assigned or subleased to a Subsidiary Borrower by a third party, all consents to such assignments or sublease have been obtained.

4.24           Brokers.  The only broker involved in this Loan is EFA Partners LLC and Borrowers acknowledge that they are responsible for payment of any fees to EFA Partners LLC.  Borrowers hereby indemnify the Lender against any claims from EFA Partners LLC or any other broker related to the Loan.

ARTICLE 5.
COVENANTS

5.1           Affirmative Covenants.  Each Borrower covenants and agrees that, until the Maturity Date, and thereafter until payment in full of the Secured Obligations, unless the Lender shall otherwise consent in writing, it shall, and shall cause each of their Subsidiaries to:

(a)           Preservation of Corporate Existence, Etc.  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except to the extent permitted by Section 5.2(l), and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law, except where the failure to do so would not have a Material Adverse Effect, and the rights, licenses, permits (including those required under Environmental Laws), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

(b)           Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, local or foreign (including without limitation ERISA, the Code and Environmental Laws), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal  proceedings and with respect to which adequate financial reserves have been established on the books and records of the Borrowers and their respective Subsidiaries in accordance with GAAP.  Without limiting the foregoing, each Borrower shall (i) prohibit, and cause each Subsidiary to prohibit, any Person that is an Owner or Officer from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the Loan or any other financial accommodation extended by the Lender to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act and the Lender's related policies and procedures.

(c)           Maintenance of Properties; Insurance.  Maintain, preserve and protect all property that is material to the conduct of the business of any Borrower and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto reasonably necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage,  as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be reasonably requested by the Lender for purposes of assuring compliance with this Section 5.1(c).

(d)           Reporting Requirements.  Furnish to the Lender the following:

(i)
Promptly and in any event within five (5) calendar days after becoming aware of the occurrence of (A) any Default or Event of Default, (B) the commencement of any litigation against, by or affecting any Borrower in excess of $250,000, and any material developments therein, or (C) entering into any material contract or undertaking that is not entered into in the ordinary course of business or (D) any development in the business or affairs of any Borrower which has resulted in or which Borrower reasonably believes is likely to result in a Material Adverse Effect, a statement of the president, chief executive officer or chief financial officer of such Borrower setting forth details of each such Default or Event of Default or such litigation, material contract or undertaking or development and the action which such Borrower or such Subsidiary, as the case may be, has taken and proposes to take with respect thereto;

(ii)
As soon as available and in any event within 55 days after the end of each fiscal quarter of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income and cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the president, chief executive officer or chief financial officer of the Company as having been prepared in accordance with GAAP, together with a certificate of the president, chief executive officer or chief financial officer of the Company stating (A) that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and propose to take with respect thereto, and (B) that a computation (which computation shall accompany such certificate and shall be in  reasonable detail) showing compliance with Sections 5.2(a) and (b) hereof is in conformity with the terms of this Agreement;

(iii)
As soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, audited by EisnerAmper LLP or other independent certified public accountants selected by the Company and acceptable to the Lender, without qualifications unacceptable to the Lender, together with a certificate of such accountants stating (A) that they have reviewed this Agreement and stating further whether, in the course of their audit of such financial statements, they have become aware of any Default or Event of Default and, if such a Default or Event of Default exists and is continuing, a statement setting forth the nature and status thereof, and (B) that a computation by the Company (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections 5.2(a) and (b) hereof is in conformity with the terms of this Agreement;

(iv)
As soon as available and in any event within 30 days after the end of each calendar month, as and for the prior calendar month, a report of the monthly operating income and expenses of the Borrowers, on a theater by theater basis, certified as true and correct by the president, chief executive officer or chief financial officer of the Company;

(v)
Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to any Borrower by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Borrowers;

(vi)
As soon as available but no later than 30 days prior to the end of each fiscal year, an annual business plan and financial projections for the following fiscal year, in form and detail satisfactory to the Lender,  accompanied by a certificate of the president, chief executive officer or chief financial officer of the Company to the effect that (a) such projections were prepared by the Company in good faith, (b) the Company has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions;

(vii)
promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange; and

(viii)	Promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of any Borrower as the Lender may from time to time reasonably request.

(e)           Accounting; Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to comply with the requirements of this Agreement and, at any reasonable time and from time to time upon reasonable notice, (i) permit the Lender or any agents or  representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrowers and their Subsidiaries, and to discuss the affairs, finances and accounts of the Borrowers and their Subsidiaries with their respective directors, officers, employees and independent auditors, and by this provision the Borrowers hereby authorize such Persons to discuss such affairs, finances and accounts with the Lender, and (ii) permit the Lender or any of its agents or representatives to conduct comprehensive annual field audits of its books, records, properties and assets, at the expense of the Borrowers.

(f)           Additional Security and Collateral.  Promptly execute and deliver additional Collateral Documents after the request therefor by the Lender, sufficient to grant to the Lender liens and security interests in any after acquired property of the type described in Section 2.5.  The Borrowers shall promptly notify the Lender of any event or condition that may require additional action of any nature in order to preserve the effectiveness and perfected status of the liens and security interests of the Lender with respect to all Collateral.

(g)           Further Assurances. Will, and will cause each Subsidiary to, execute and deliver promptly after the request therefor by the Lender, all further instruments and documents and take all further action that may be necessary or desirable, or that the Lender may reasonably request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Lender under the Loan Documents, including without limitation:

(i)
causing each lessor of real property to the Subsidiary Borrowers or any of their respective Subsidiaries to execute and deliver to the Lender, prior to or upon the commencement of any tenancy, a Landlord Waiver and Estoppel Agreement duly executed on behalf of such lessor; and

(ii)
causing each bailee of any Collateral subject to the Collateral Documents to execute and deliver to the Lender, prior to or upon the commencement of any storage or transport agreement, a Landlord Waiver and Estoppel Agreement duly executed on behalf of such bailee with respect to any Collateral subject to the Collateral Documents.

(h)           Special Management Interest in each Subsidiary Borrower.  Each Subsidiary Borrower will grant to the Lender the Special Management Interest, in form and substance satisfactory to Lender and as more particularly described in each limited liability company or operating agreement of each Subsidiary Borrower.

5.2           Negative Covenants.  Until the Maturity Date and thereafter until payment in full of the principal of the Secured Obligations, the Borrowers agree that, unless the Lender shall otherwise consent in writing, each of them shall not, and shall not permit any of their Subsidiaries to:

(a)           Consolidated Leverage Ratio.  Permit or suffer the Consolidated Leverage Ratio to be greater than 3.0 to 1.0 as of the end of any fiscal quarter.

(b)           Consolidated Fixed Charge Coverage Ratio.  Permit or suffer the Consolidated Fixed Charge Coverage Ratio to be less than 1.20 to 1.00 as of the end of each of the fiscal quarters for the then most-recently ended four consecutive fiscal quarters.

(c)           Indebtedness.  Create, incur, assume or in any manner become liable in respect of, or suffer to exist, or permit or suffer any Subsidiary to create, incur, assume or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

(i)	The Secured Obligations;

(ii)	The Indebtedness described on Schedule 5.2(c) hereto and refinancings thereof, but no increase in the amount thereof, as such amount is reduced from time to time;

(iii)
Trade accounts payable and accrued expenses arising in the ordinary course which are past due in an amount which is not material in the aggregate for the Borrowers and their respective Subsidiaries on a consolidated basis or which are being contested in good faith and for which adequate reserves are maintained on the books of the Borrowers;

(iv)
Surety, customs or appeal bonds to which any Borrower is a party and letters of credit and reimbursement agreements issued for the account of such Borrower or any Subsidiary in the ordinary course of business which are not material in the aggregate and which would not have a Material Adverse Effect and which are trade letters of credit or which secure obligations in respect of (A) worker's compensation laws, unemployment insurance laws or similar legislation, (B) obligations in connection with bids, tenders, contracts or leases to which any Borrower is a party for a purpose other than borrowing money or obtaining credit or (C) public or statutory obligations of any Borrower; and

(v)
Indebtedness of any Subsidiary Borrower not otherwise permitted by this Section 5.2(c) incurred or assumed for the purpose of financing all or any part of the cost of acquiring any assets (including without limitation through Capital Leases) so long as (A) after giving effect on a pro forma basis to the incurrence of such Indebtedness, the Borrowers are in compliance with Sections 5.2(a) and (b) of this Agreement, (B) the aggregate principal amount of Indebtedness permitted pursuant to this clause (v) shall not exceed $100,000 at any time outstanding, and (C) such Indebtedness shall not be senior to the Obligations and shall rank not rank greater than pari passu in right of payment to the Obligations (other than with respect to Liens securing such Indebtedness permitted pursuant to Section 5.2(d)(v)); and

(vi)
Indebtedness of the Company not otherwise permitted by this Section 5.2(c) so long as, (A) after giving effect on a pro forma basis to the incurrence of such Indebtedness, the Borrowers are in compliance with Sections 5.2(a) and (b) of this Agreement, and (B) such Indebtedness shall not be senior to the Obligations and shall rank not greater than pari passu in right of payment to the Obligations (other than with respect to Liens securing such Indebtedness permitted pursuant to Section 5.2(d)(vi)).

(d)           Liens.  Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of any Borrower, other than:

(i)	Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

(ii)
Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not have a Material Adverse Effect and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which any Borrower is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of landlords, carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due or which are being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Borrowers or such Subsidiary, (D) liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of any Borrower, or surety, customs or appeal bonds to which any Borrower is a party;

(iii)
Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of any Borrower;

(iv)
Each Lien described on Schedule 5.2(d) hereto may be suffered to exist, provided that there may be no increase in the amount of indebtedness, obligations or liabilities secured thereby and it may not secure any other indebtedness, obligations and liabilities other than those secured as of the Closing Date;

(v)
Any Lien created to secure payment of a portion of the purchase price of, or existing at the time of acquisition of, any tangible fixed asset acquired by any Subsidiary Borrower may be created or suffered to exist upon such fixed asset if the outstanding principal amount of the Indebtedness secured by such Lien does not exceed the purchase price paid by such Subsidiary Borrower for such fixed asset, provided that (A) such Lien does not encumber any of the Collateral, (B) not more than one such Lien shall encumber such fixed asset at any one time, and (C) the Indebtedness secured by all such Liens is permitted pursuant to Section 5.2(c)(v); and

(vi)
Any Liens on any assets of the Company, provided, that (A) the Indebtedness secured by such Liens is permitted pursuant to Section 5.2(c)(vi), (B) such Liens do not encumber any Collateral under this Agreement, and (C) such Liens encumber (i) only assets of the Company or any Subsidiary of the Company (other than a Subsidiary Borrower) (including any pledge by the Company of any Equity Interest in any Subsidiary acquiring such assets (other than a Subsidiary Borrower)) which are acquired with the proceeds of such Indebtedness (or any refinancing thereof), and (ii) the Company’s interest in any contract that relates to the operations of a theater (other than any Theater), provided, that, the Company may not pledge any interest in the Deployment Agreement or the Network Affiliate Agreement except as contemplated pursuant to the last paragraph of Section 2.5.  Nothing in this Agreement shall prevent the Company from issuing any Equity Interest as consideration for any Acquisition.

(e)           Disposition of Assets; Etc.  With respect to any Subsidiary Borrower, sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, outside of the ordinary course of business, except (i) sales, transfers or other disposition of assets which are replaced with similar assets which constitute Collateral and are subject to the Lender’s Lien, and (ii) additional sales, transfers or other disposition of assets having a fair market value not exceeding $50,000 in the aggregate in any fiscal year.  No Subsidiary Borrower shall remove any Digital Cinema Equipment from any Theater.

(f)           Nature of Business; Joint Ventures.  Make any material change in the nature of its business from that engaged in on the date of this Agreement or engage in any other businesses other than those in which it is engaged on the date of this Agreement and related ancillary businesses or participate in any other business or enter into any joint venture or similar arrangement with any other Person that competes with any business of any Borrower if such new business or joint venture would have a Material Adverse Effect.

(g)           Dividends and Other Restricted Payments.  Make, pay, declare or authorize any Restricted Payment other than (i) such Restricted Payments constituting Tax Distributions, and (ii) such Restricted Payments payable by the Company to holders of preferred Equity Interests of the Company.  The Borrowers will not issue any Disqualified Stock.

(h)           Limitations on Restrictive Agreements.

(i)
Enter into any agreement with any Person other than the Lender which prohibits or limits the ability of the Borrowers to create, incur, assume or suffer to exist any Lien upon any of its assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired;

(ii)
enter into, or suffer to exist, any agreement with any Person which in any way restricts or limits the ability of the Borrowers to amend, modify, supplement or otherwise alter the terms applicable to the Secured Obligations or this Agreement; or

(iii)	enter into, or suffer to exist, any agreement with any Person which in any way restricts or limits the ability of any Subsidiary Borrower to pay dividends or make other distributions to the Company.

(i)           Transactions with Affiliates.  Enter into, become a party to, or become liable in respect of, any contract or undertaking with any Affiliate except in the ordinary course of business and on terms not less favorable to the Borrowers or such Subsidiary than those which could be obtained if such contract or undertaking were an arm's length transaction with a Person other than an Affiliate.

(j)           Inconsistent Agreements.  Enter into any agreement containing any provision which would be violated or breached by this Agreement or any of the transactions contemplated hereby or by performance by any Borrower of its obligations in connection therewith.

(k)           Accounting Changes.  Change its fiscal year or make any significant changes (i) in accounting treatment and reporting practices except as permitted by GAAP and disclosed to the Lender, or (ii) in tax reporting treatment except as permitted by law and disclosed to the Lender.

(l)           Merger.  Merge or consolidate or amalgamate with any other Person or take any other action having a similar effect (provided, however, any Subsidiary may merge into any Borrower).

(m)           No Challenge to Exercise of Rights under Pledge Agreement.  As an inducement to Lender to make the Loan, Borrower has assured the Lender that, upon the occurrence of any Event of Default, one of the remedies available to Lender, at its election, will be to retain the membership interests of the Company in each Subsidiary Borrower (the “Membership Interests”) under the Collateral Documents.  Accordingly, each Borrower acknowledges and agrees that any such election to retain the Membership Interests is reasonably under the circumstances and each Borrower hereby waives and releases any right it may have to demand a sale of the Membership Interests or to otherwise oppose the retention of the Membership Interests by Lender if an Event of Default has occurred and if it makes such an election following such Event of Default.  Additionally, each Borrower has acknowledged to the Lender that another remedy upon the occurrence of an Event of Default will be the exercise of Lender’s right under the Special Management Interest.  Further, each Borrower covenants and agrees to fully cooperate to the fullest extent permitted under applicable law in any measures taken by the Lender to implement such an election of remedies and if any Event of Default has occurred not to challenge the Lender’s exercise of the rights granted hereunder.

(n)           Deployment Agreement.  Enter into any amendment to, or replacement of, the Deployment Agreement without the prior written consent of the Lender.

ARTICLE 6.
DEFAULT

6.1           Events of Default.  The occurrence of any one of the following events or conditions, after giving effect to any applicable grace period, if any, and/or any applicable notice and cure period, if any, shall be deemed an "Event of Default" hereunder unless waived pursuant to Section 7.1:

(a)           Nonpayment.  Any Borrower shall fail to pay when due any principal of the Loan, or shall fail to pay within three Business Days of when due any interest on the Note or any fees or any other amount payable hereunder; or

(b)           Misrepresentation.  Any representation or warranty made by any Borrower in Article 4 hereof or in any other Loan Document or any other certificate, report, financial statement or other document furnished by or on behalf of any Borrower in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           Certain Covenants. Any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.1(a) (with respect to any Borrower’s existence), Section 5.1(d)(i), (ii) or (iii), or Section 5.2 of this Agreement, and any such failure shall remain unremedied for a period of 5 calendar days after the earlier of any Borrower’s knowledge of such breach or notice thereof from the Lender to the Borrowers; or

(d)           Other Defaults.  Any Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document, and any such failure shall remain unremedied for a period of 15 calendar days after the earlier of any Borrower’s knowledge of such breach or notice thereof from the Lender to the Borrowers (or such longer or shorter period of time as may be specified in such Loan Document); or

(e)           Cross Default.  Any Borrower shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any of its Indebtedness (other than Indebtedness hereunder), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $100,000; or if any Borrower fails to perform or observe any other term, covenant or agreement contained in, or if any other event or condition occurs or exists under, any agreement, document or instrument  evidencing or securing any such Indebtedness having such aggregate outstanding principal amount, or under which any such Indebtedness was incurred, issued or created, beyond any period of grace and/or notice and cure, if any, provided with respect thereto if the effect of such failure is either (i) to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date or (ii) to permit the holders of such Indebtedness in excess of $100,000 (or a trustee on behalf of such holders) to elect a majority of the Board of Directors of any Borrower; or

(f)           Judgments.  One or more judgments or orders for the payment of money in an aggregate amount of $100,000 shall be rendered against any Borrower, or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect any Borrower which causes or could cause a material adverse change in the business, properties, operations or condition, financial or otherwise, of any Borrower or which does or could have a material adverse effect on the legality, validity or enforceability of any Loan Document, and either (i) such judgment or order shall have remained unsatisfied and such Borrower shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order and Borrower shall not have taken action necessary to stay such enforcement proceedings; or

(g)           ERISA.  The occurrence of a Reportable Event that results in or could result in liability of any Borrower or their ERISA Affiliates to the PBGC or to any Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of any Borrower or their ERISA Affiliates by the PBGC or for the appointment by the  appropriate U.S. District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by any Borrower, any of their Subsidiaries or any of their  ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or any Borrower, any of their Subsidiaries or any of their ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of any Borrower, any of their Subsidiaries or any of their ERISA Affiliates; or any Person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of any Borrower, any of their Subsidiaries, any of their ERISA Affiliates, any Plan of any Borrower, any of their Subsidiaries or their ERISA Affiliates or fiduciary of any such Plan; or failure by any Borrower, any of their Subsidiaries or any of their ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in liability of any Borrower, any of their Subsidiaries or any of their ERISA Affiliates to the PBGC or any Plan; or the withdrawal of any Borrower, any of their Subsidiaries or any of their ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(9a)(2) of ERISA; or the Borrowers, any of their Subsidiaries or any of their ERISA Affiliates becomes an employer with respect to any Multiemployer Plan without the prior written consent of the Lender; or

(h)           Insolvency, Etc.  Any Borrower shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered), or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against any Borrower, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against such Borrower and is being contested by such Borrower in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 60 days; or such Borrower shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or

(i)           Loan Documents.  Any event of default described in any Loan Document shall have occurred and be continuing, or any material provision of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested by any Borrower, or any Borrower shall deny that it has any or further liability or obligation thereunder, or any Collateral Document shall fail or cease to create a valid and perfected and (except to the extent permitted by Section 5.2(d)) first priority Lien in favor of the Lender on any Collateral covered thereby, or any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Lender the benefits purported to be created thereby, or the Secured Obligations shall for any reason shall not have the priority contemplated by this Agreement; or

(j)           Control.  Any Change of Control shall occur without the prior written consent of Lender; or

(k)           Lisbon Acquisition.  The Lisbon Acquisition shall be unwound or otherwise rescinded in whole or material part.

6.2           Remedies.

(a)           Upon the occurrence and during the continuance of any Event of Default, the Lender may by written notice to the Borrowers (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately or (ii) declare the outstanding principal of, and accrued interest on, the Loan and the Note and all other amounts owing under this Agreement to be immediately due and payable, or any one or more of the foregoing, whereupon the Commitment shall terminate forthwith and all such amounts shall become immediately due and payable, provided that in the case of any event or condition described in Section 6.1(h) with respect to any Borrower, the Commitment shall automatically terminate forthwith and all such amounts, including such cash collateral, shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.  All payments from the Borrowers on the Secured Obligations and all payments on the Secured Obligations from any proceeds of any Collateral after the occurrence and during the continuance of any Event of Default shall be applied to the Secured Obligations in the order determined by the Lender.

(b)           Upon the occurrence and during the continuance of any Event of Default, the Lender, may, in addition to the remedies provided in Section 6.2(a), exercise and enforce any and all other rights and remedies available to it, whether arising under any Loan Document or under applicable law, in any manner deemed appropriate by the Lender, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in any Loan Document or in aid of the exercise of any power granted in any Loan Document.

ARTICLE 7.
MISCELLANEOUS

7.1           Amendments; Consents and Waivers; Authentication.  No amendment or modification of any Loan Documents, or any other document or agreement described in or related to this Agreement, or consent to or waiver of any Event of Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or any release of the Lender's security interest in any Collateral, shall be effective unless it has been agreed to by the Lender and memorialized in a written agreement that:  (a) specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement, or waive any Event of Default or the application of any covenant or representation of any terms of specific Loan Documents, or any other document or agreement described in or related to this Agreement, or is intended to release the Lender's security interest in specific Collateral; and (b) is authenticated by the signature of an authorized employee of both parties, or by an authorized employee of the Lender with respect to a consent or waiver.  The terms of an amendment, consent or waiver memorialized in any written agreement shall be effective only to the extent, and in the specific instance, and for the limited purpose to which the Lender has agreed.

7.2           Notices.

(a)           All notices and other communications hereunder shall be in writing and shall be delivered or sent to the Borrowers and Lender at the respective addresses for notices set forth on the signatures pages hereof, or to such other address as may be designated by the Borrowers or the Lender by notice to the other party hereto.  All notices and other communications shall be deemed to have been given at the time of actual receipt thereof at such address, (i) if sent by certified or registered mail, postage prepaid, to such address, (ii) if sent by e-mail or telex, or (iii) if sent by facsimile transmission.

(b)           Notices by the Borrowers to the Lender with respect to prepayment pursuant to Section 3.1 shall be irrevocable and binding on the Borrowers.

7.3           No Waiver By Conduct; Remedies Cumulative.  No course of dealing on the part of the Lender, nor any delay or failure on the part of the Lender in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Lender's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege.  No right or remedy conferred upon or reserved to the Lender under any Loan Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by any Loan Document or by applicable law to the Lender may be exercised from time to time and as often as may be deemed expedient by the Lender and, unless contrary to the express provisions of any Loan Document, irrespective of the occurrence or continuance of any Default or Event of Default.

7.4           Reliance on and Survival of Various Provisions.  All terms, covenants, agreements, representations and warranties of the Borrowers made herein or in any other Loan Document or in any certificate, report, financial statement or other document furnished by or on behalf of the Borrowers in connection with this Agreement shall be deemed to be material unless otherwise provided and to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by the Lender or on the Lender's behalf, and those covenants and agreements of the Borrowers set forth in Section 7.5 hereof shall survive the repayment in full of the Secured Obligations and the termination of the Commitments.

7.5           Expenses; Indemnification.

(a)           The Borrowers agree to pay, or reimburse the Lender for the payment of, on demand, (i) the reasonable fees and expenses of counsel to the Lender, including without limitation the fees and expenses of Dickinson Wright PLLC, in connection with the preparation, execution, delivery and administration of the Loan Documents and in connection with advising the Lender as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, (ii) field examinations and audits and the preparation of other audit reports at the Lender's then customary charge for each Person retained or employed by the Lender with respect to each field examination or audit, plus travel, lodging, meals and other out of pocket expenses, provided, that, Borrowers shall not be obligated to reimburse the Lender for more than one field exam and audit in any twelve month period absent the occurrence of an Event of Default, (iii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of any Loan Document or the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iv) all reasonable costs and expenses of the Lender (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, any Loan Document or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement or in connection with retaining any consultants or advisors that may be reasonably retained by the Lender at any time.

(b)           In consideration of the execution and delivery of this Agreement by the Lender and the extension of the Loan, the Borrowers hereby indemnify, exonerate and hold the Lender and its respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them arising out of or relating to this Agreement, any other Loan Document, the Loan or the Collateral.  Notwithstanding the foregoing, the Borrowers shall not be required to indemnify any Indemnified Party for any damage or claim caused solely by the relevant Indemnified Party's gross negligence or willful misconduct.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrowers shall be obligated to indemnify the Indemnified Parties for all Indemnified Liabilities subject to and pursuant to the foregoing provisions, regardless of whether any Borrower had knowledge of the facts and circumstances giving rise to such Indemnified Liability.

7.6           Successors and Assigns.  (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Borrowers may not, without the prior consent of the Lender, assign its rights or obligations hereunder or under any Loan Document and the Lender shall not be obligated to make any Advance or Loan hereunder to any entity other than the Borrowers. The Lender from time to time in its sole discretion may appoint agents for the purpose of servicing and administering this Agreement and the transactions contemplated hereby and enforcing or exercising any rights or remedies of the Lender provided under the Loan Documents or otherwise.  In furtherance of such agency, the Lender may from time to time direct that the Borrowers provide notices, reports and other documents contemplated by this Agreement (or duplicates thereof) to such agent. The Borrowers hereby consent to the appointment of such agent and agree to provide all such notices, reports and other documents and to otherwise deal with such agent acting on behalf of the Lender in the same manner as would be required if dealing with the Lender itself.

(b)           The Lender may, without the consent of the Borrowers, assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it).  Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender's rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 7.5).  The Borrowers hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders.

(c)           The Lender may, without the consent of the Borrowers, sell participations to one or more entities (a "Participant") in all or a portion of the Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan owing to it); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement.

(d)           The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

7.7           Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

7.8           Governing Law; Jurisdiction, Etc.

(a)           Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Jurisdiction.  Each Borrower and the Lender irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the other party in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding against any Borrower relating to the Collateral in the courts of any jurisdiction.

(c)           Waiver of Venue.  Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.2.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

7.9           Table of Contents and Headings.  The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

7.10           Construction of Certain Provisions.  If any provision of this Agreement refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

7.11           Integration and Severability.  The Loan Documents embody the entire agreement and understanding between the Borrowers and the Lender, and supersede all prior agreements and understandings, relating to the subject matter hereof.  In case any one or more of the obligations of the Borrowers under any Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrowers shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrowers under any Loan Document in any other jurisdiction.

7.12           Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

7.13           Interest Rate Limitation.  Notwithstanding any provisions of any Loan Document, in no event shall the amount of interest paid or agreed to be paid by the Borrowers exceed an amount computed at the highest rate of interest permissible under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision of any Loan Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law,  and if for any reason whatsoever the Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Loan outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrowers if such principal and all other obligations of the Borrowers to the Lender have been paid in full.

7.14           Nonliability of Lender.  The Lender undertakes no responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of the Borrowers' or any of its Subsidiary's business or operations.  The Borrowers agree that the Lender shall not have liability to the Borrowers (whether sounding in tort, contract or otherwise) or any of their Subsidiaries for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith or otherwise, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  The Lender shall have no liability with respect to, and the Borrowers hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

7.15           Waiver of Jury Trial.  The Lender and the Borrowers, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of any of them.  Neither the Lender nor the Borrowers shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.  These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by such party.

7.16           USA PATRIOT Act.  The Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWERS:

DIGITAL CINEMA DESTINATIONS CORP.

By:  /s/ A. Dale Mayo

        Name:  A. Dale Mayo
        Title:  CEO

DC WESTFIELD CINEMA, LLC

By:  /s/ A. Dale Mayo

Name:  A. Dale Mayo

Title:  Manager

DC CRANFORD CINEMA, LLC

By:  /s/ A. Dale Mayo

Name:  A. Dale Mayo

Title:  Manager

DC BLOOMFIELD CINEMA, LLC

By:  /s/ A. Dale Mayo

Name:  A. Dale Mayo

Title:  Manager

DC CINEMA CENTERS, LLC

By:  /s/ A. Dale Mayo

Name:  A. Dale Mayo

Title:  Manager

DC LISBON CINEMA, LLC

By:  /s/ A. Dale Mayo

Name:  A. Dale Mayo

Title:  Manager

Address for Notices to the Borrowers:

250 Broad Street
Westfield, New Jersey  07090

Facsimile No.: 908-396-1361

Phone No.:908-396-1360

email:wcolodner@digiplexdest.com

NORTHLIGHT TRUST I

By:  Northlight Special GPI, LLC, its Manager

By: /s/ Mark Hirschhorn

       Name:  Mark Hirschhorn
       Title:  Manager

Address for Notices to the Lender:

One Grand Central Place
60 East 42nd Street, Suite 2800
New York, New York 10165
Facsimile No.: _______________________
Phone No.: (212) 247-1777
email: mhirschhorn@northlightfinancial.com